Exhibit 99.1

Antero Resources Announces Closing of Marcellus Midstream Asset Sale

Denver, Colorado, March 26, 2012—Antero Resources today announced that it has closed the previously announced sale of its midstream assets, located in Harrison and Doddridge Counties, West Virginia to Crestwood Midstream Partners LP (NYSE: CMLP) and Crestwood Partners LLC (“Crestwood Holdings”) for $376.8 million in cash plus an earn-out provision which would allow Antero to earn additional purchase price payments of up to $40 million based upon average annual production levels achieved during 2012 and 2013.  The sale to Crestwood includes an Area of Dedication of approximately 127,000 gross acres, or 104,000 net acres, or slightly less than 50% of Antero’s current 223,000 net acre leasehold position in the Marcellus Shale play.

Following the midstream closing and application of proceeds to the repayment of bank debt, Antero has approximately $720 million of undrawn bank commitments and over $1.0 billion of unused borrowing base capacity under its credit facility net of $21 million in letters of credit outstanding.

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Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil.  These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A.  Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.